As filed with the Securities and Exchange Commission on November 7, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PORTFOLIO RECOVERY ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-3078675

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard
Suite 100
Norfolk, VA 23502

(Address of Principal Executive Offices including Zip Code)

Warrant Agreements With Certain Officers of Portfolio Recovery Associates, Inc.

(Full Title of the Plan)

JUDITH S. SCOTT, ESQ	Copy to:
Executive Vice President, General Counsel and Secretary	ADAM M. FOX, ESQ
Portfolio Recovery Associates, Inc.	Swidler Berlin Shereff Friedman, LLP
120 Corporate Boulevard	The Chrysler Building
Suite 100	405 Lexington Avenue
Norfolk, VA 23502	New York, NY 10174
(757) 519-9300	(212) 973-0111

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	Offering Price	Aggregate Offering	Registration
	Registered	Per Share (1)	Price (1)	Fee (2)
Common Stock, $0.01 par value	142,500 shares	$28.90	$4,118,250	$333.17

(1)	The price is estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Act”), and represents the average of the high and low sales price of the common stock, par value $0.01 per share (the “Common Stock”) of Portfolio Recovery Associates, Inc. (the “Company”) on the Nasdaq National Market on November 6, 2003.

(2)	The registration fee has been calculated pursuant to Rule 457(h) and (c) of the Act as follows: 142,500 multiplied by .0000809 multiplied by $28.90 (representing the average of the high and low sales price of the Common Stock on the Nasdaq National Market on November 6, 2003).

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is the Company’s latest Annual Report filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of the Company’s common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of the Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

The registrant’s certificate of incorporation (the “Certificate”) provides that each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the registrant to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “Delaware Law”) as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights then said law permitted the registrant to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him or her only if such proceeding was authorized by the board of directors, either generally or in the specific instance.

The Delaware Law permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. The Delaware Law permits indemnification of a director, officer, employee or agent in actions or suits by or in the right of the corporation to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any such claim, issue or matter to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the Delaware Law, to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The Delaware Law provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Delaware Law also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

The Certificate provides that the right to indemnification contained therein includes the right to be paid by the registrant the expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the board of directors; provided, however, that if the Delaware Law requires, the payment of such expenses incurred by a director, officer or employee in advance of the final disposition of a proceeding shall be made only upon delivery to the registrant of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the registrant as authorized in the Certificate or otherwise.

The registrant maintains directors’ and officers’ liability insurance covering certain liabilities incurred by the directors and officers of the registrant in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

     The following exhibits are filed as part of this registration statement.

4.1	Amended and Restated Form of Warrant (Incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-1 filed with the SEC on May 6, 2003).
5.1	Opinion of Swidler Berlin Shereff Friedman, LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page).

Item 9. Undertakings.

(a)   The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on November 7, 2003.

PORTFOLIO RECOVERY ASSOCIATES, INC.

By:	/s/ STEVEN D. FREDRICKSON Steven D. Fredrickson Chief Executive Officer, President and Chairman of the Board of Directors

By:	/s/ KEVIN P. STEVENSON Kevin P. Stevenson Chief Financial Officer, Executive Vice President, Treasurer and Assistant Secretary

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Steven D. Fredrickson and Kevin P. Stevenson, his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him or her and on his or her behalf, and in his or her name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacity and on the dates indicated.

Dated: November 7, 2003	By:/s/ Steven D. Fredrickson

Steven D. Fredrickson Chief Executive Officer, President and Chairman of the Board of Directors

Dated: November 7, 2003	By:/s/ David N. Roberts

David Roberts Director

Dated: November 7, 2003	By:/s/ Peter A. Cohen

Peter A. Cohen Director

Dated: November 7, 2003	By:/s/ James M. Voss

James M. Voss Director

Dated: November 7, 2003	By:/s/ William P. Brophey

William P. Brophey Director